Exhibit 10.24

Windsor Energy Group L.L.C./Quantum Drilling Motors and

Directional Services Agreement

March 6, 2008	“Confidential”

Mr. Bob Carter

Chief Executive Officer/President

Windsor Energy Group, L.L.C.

14301 Caliber Drive

Suite 300

Oklahoma City, OK 73134

RE:	Partnering Agreement

Dear Bob,

This letter will document an agreement under which Quantum Drilling Motors and Directional Services (Quantum) a subsidiary of Diamondback Energy Services will be a non-exclusive provider of “Horizontal, Directional Services and straight hole drilling motors” to Windsor Energy Group, L.L.C. (“Windsor”) on a “first call” basis, for the 2008 year with the option to renew for one (1) additional year. The service area will be the Windsor operated wells in West Texas, the Bakken and Wyoming and any other areas that Quantum has operating locations to provide service.

•	Term of the agreement will be from March 1, 2008 through December 31, 2008.
•	Anticipated project will be 45 new wells and 10-12 workovers in West Texas, 3 directional wells in Wyoming and 11 Bakken wells.
•	Service Quality shall meet Windsor’s expectations. If service quality is unacceptable, Windsor has the right to use other providers of motors and directional/horizontal services.
•	Provided, however, that either party hereto may terminate this agreement without cause upon 30 days written notice to the other.
•	Pricing will remain competitive with other area customers of Quantum.
•	Periodic price comparisons can be done by Windsor to assure competitive pricing.
•	Both parties will negotiate in good faith extraordinary price increases or decreases that might occur from time to time to reflect market price changes for services.
•	Credit terms under this agreement are (net 30 days).
•	Third party items will be at cost plus 50% with supporting documentation.
•

Services performed by Diamondback will be subject to the terms and conditions of Windsor’s standard Master Service and Supply Agreement (“MSSA”). In the event of a conflict between the terms and conditions in this letter and those of the MSSA, the terms and conditions in the MSSA shall prevail.

Quantum is excited about Windsor’s drilling program and entering into this Services Agreement with you. We know this new business relationship will be beneficial and successful for both parties.

If you are in agreement with the aforementioned terms, please execute below.

Sincerely,

/s/ JAY KACKLEY

Jay Kackley

VP of Sales and Marketing

Diamondback Energy Services

Agreed to and accepted this 6th day of March, 2008.

By:	/s/ BOB CARTER

Title:	CEO/President
Windsor Energy